                                                                    EXHIBIT 99.1

[CITGO LOGO]

                                  NEWS RELEASE
                                  ------------

           CITGO PETROLEUM CORPORATION, P.O. BOX 3758, TULSA, OK 74102
           KENT YOUNG  918/495-5111          KATE ROBBINS  918/495-5764
           JENNIFER HILL  918/495-4260       FACSIMILE  918/495-5269

FOR IMMEDIATE RELEASE:
----------------------

May 2, 2003
                   CITGO Announces First Quarter 2003 Results
                   ------------------------------------------

TULSA, Okla., -- CITGO Petroleum Corporation today reported net income of $140 million for the first quarter of 2003 compared with a net loss of ($16) million for the first quarter of 2002. Operating income (income before interest and income taxes) for the first quarter of 2003 was $243 million, compared with an operating loss of ($7) million for the same period last year.

      Strong first quarter refining earnings resulted from strengthening margins and steady operations. Additional factors include:

      o Gulf coast crack spreads doubled to $5.58 and Chicago crack spreads were 75-percent higher at $6.45 relative to the crack spreads in the same quarter of 2002.

      o Crude oil differentials for sour, heavy sour and Canadian crudes showed significant improvement in the first quarter relative to the first quarter of 2002.

      While gasoline sales volumes held steady at three billion gallons when compared to the first quarter of 2002, total refined product sales increased ten percent to six billion gallons in the first quarter of 2003. In addition;

      o Gasoline sales to branded marketers and major convenience store chains represented about 65-percent of total gasoline sales, an increase of three percent in the first quarter of 2003 relative to the first quarter of 2002.

      o Wholesale margins on light oil products increased to 2.2 cents-per-gallon (cpg) in the first quarter of 2003 compared with 0.3 cpg in the first quarter of 2002.

      o     Finished lubricant prices increased toward the end of the quarter.

      o Finished lubricant volume was up nine percent in a relatively flat demand market, reflecting the strength of the CITGO/Mystik brands and successful execution of the marketing plan.

      o Our asphalt refineries completed scheduled turnarounds and are on target to produce and sell asphalt for the 2003 paving season.

      Several first quarter market conditions positively contributed to CITGO's overall financial results, including:

      o historically high refining margins driven primarily by a reduction in worldwide refining capacity and a heavy refinery maintenance schedule in the United States;

      o     historically low crude and products inventories; and


                                     -more-

CITGO's First Quarter Earnings -- Add 1

      o colder than normal winter weather, producing a strong demand for distillate and improved distillate margins.

   "With our refineries running at peak capacity throughout the quarter," stated CITGO President and CEO Oswaldo Contreras, "we were able to take full advantage of robust refining margins and favorable market conditions that existed during the last month and a half. Furthermore, our employees continue to focus on 'keeping it safe, clean and running,' which directly contributes to operational efficiency and the bottom line. On the marketing side, sales to CITGO-branded marketers were up and wholesale margins improved significantly.

   "In addition to the above, we also worked to improve cash flow during the quarter by implementing stringent cost control measures throughout the corporation and securing additional financing to meet our operating needs When taken all together, these factors added up to a good first quarter for CITGO," Contreras concluded.

   CITGO's executive team will conduct an investor conference call to discuss first quarter earnings on Monday, May 5 from 1:30 PM to 3:00 PM (CDT). Investors may access the call by dialing 1-800-553-0358.

   CITGO Petroleum Corporation is a leading energy company based in Tulsa, Okla., with approximately 4,300 employees and annual revenues of nearly $20 billion. CITGO is a direct, wholly-owned subsidiary of PDV America, Inc., a wholly-owned subsidiary of PDV Holding, Inc. CITGO's ultimate parent is Petroleos de Venezuela, S.A. (PDVSA), the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil.

   CITGO operates fuels refineries in Lake Charles, La., Corpus Christi, Texas, and Lemont, Ill., and asphalt refineries in Paulsboro, NJ and Savannah, Ga. The company has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements at these facilities. CITGO is also a 41-percent participant in LYONDELL-CITGO Refining LP, a joint venture fuels refinery located in Houston, Texas. CITGO's interests in these refineries result in a total crude oil capacity of approximately 865,000 barrels per day.

      With more than 13,000 branded, independently owned and operated retail locations, CITGO is also one of the five largest branded gasoline suppliers within the United States.

FORWARD LOOKING STATEMENTS

      Certain information included in this release may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. When used in this document, the words "anticipate," "estimate," "expect," "project," "believe" and similar expressions are intended to identify forward-looking statements.

                                     -more-

CITGO's First Quarter Earnings -- Add 2


      These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the risk factors discussed under the heading "Risk Factors."

      (DOLLARS IN MILLIONS)
                                                         THREE MONTHS
                                                        ENDED MARCH 31,
                                                     --------------------
                                                       2003         2002
                                                     -------      -------
      Net Sales                                      6,375.7      3,671.4
      Cost of sales and operating expenses           6,205.8      3,708.9
                                                     -------      -------
          Gross margin                                 169.9        (37.5)
      Equity in earnings of LCR                          9.1         14.4
      Equity in earnings of affiliates                   4.5          4.5
      Insurance recoveries                             117.7         94.7
      Other income (expense) net                        14.9         (6.5)
                                                     -------      -------
          Subtotal                                     316.1         69.6
      Selling, general and administrative               73.3         76.4
                                                     -------      -------
          Operating income                             242.8         (6.8)
                                                     -------      -------
      Interest expense                                  24.4         17.6
      Income taxes                                      78.6         (8.8)
                                                     -------      -------
      Net Income                                       139.8        (15.6)
                                                     =======      =======

      SUMMARIZED MARKETING DATA
                                                         THREE MONTHS
                                                        ENDED MARCH 31,
                                                     --------------------
                                                       2003         2002
                                                     -------      -------
      Wholesale fuel sales (millions of gallons)     3,449.0      3,419.0

      Wholesale margin (cents per gallon)                2.2          0.3

      Marketing expenses (millions of dollars)          22.3         25.1

      (Dollars in Millions)
                                                MARCH 31,         DECEMBER 31,
                                                  2003               2002
                                                ---------         ------------
      Current assets                             $2,534.5           $2,187.5
      Total Assets                               $7,337.9           $6,986.9

      Current liabilities                        $1,719.3           $1,999.1
      Total Debt                                 $1,592.9           $1,300.5
      Total Liabilities                          $4,654.3           $4,427.7

      Shareholder's equity                       $2,683.6           $2,559.2
      Total capitalization                       $7,337.9           $6,986.9

                                     -more-

CITGO's First Quarter Earnings -- Add 3


                                 THREE MONTHS ENDED MARCH 31, 2003                THREE MONTHS ENDED MARCH 31, 2002
                             --------------------------------------------   --------------------------------------------
                             LAKE CHARLES  CORPUS CHRISTI  LEMONT   TOTAL   LAKE CHARLES  CORPUS CHRISTI  LEMONT   TOTAL
                             ------------  --------------  ------   -----   ------------  --------------  ------   -----
Total Feedstock throughput
  (Mbbls per day)                 366            220         172     758         330            225          66     621
Per barrel of throughput
  Gross Margin (1)               6.77           6.70        5.54    6.47        3.80           3.94       (2.09)   3.23
  Operating Expenses (2)         2.70           2.67        1.49    2.42        2.86           2.10        5.00    2.81

(1) Gross margin consists of the estimated product yield value less refinery input costs divided by total refinery input volumes.

(2) Operating expense consists of total refinery operating expense less depreciation and amortization divided by total refinery input volumes.


MARKET INDICATORS (DOLLARS PER BARREL)

                                                       THREE MONTHS
                                                       ENDED MARCH 31,
                                                    ---------------------
                                                     2003          2002
                                                    -------       -------
     West Texas Intermediate, "WTI" (sweet)         $ 34.00       $ 21.55
     Crack Spreads:
       Gulf Coast 3/2/1                             $  5.58       $  2.79
       Chicago 3/2/1                                $  6.45       $  3.70

     Crude Oil Differentials
       WTI less WTS (sour)                          $  3.66       $  1.32
       WTI less Maya (heavy sour)                   $  7.57       $  5.44
       WTI less Bow River (Canadian)                $  7.77       $  5.33

     Natural Gas (per mmbtu)                        $  5.92       $  2.49


SELECTED VOLUMETRIC DATA

                                 THREE MONTHS ENDED MARCH 31, 2003                THREE MONTHS ENDED MARCH 31, 2002
                             --------------------------------------------   --------------------------------------------
(IN THOUSANDS OF             LAKE CHARLES  CORPUS CHRISTI  LEMONT   TOTAL   LAKE CHARLES  CORPUS CHRISTI  LEMONT   TOTAL
BARRELS PER DAY)             ------------  --------------  ------   -----   ------------  --------------  ------   -----
FEEDSTOCKS:

Crude oil throughput
  Sweet                          85.0            7.0         7.0     99.0        85.0           3.0           -     88.0
  Light/Medium sour              99.0           35.0       151.0    285.0       124.0          21.0        25.0    170.0
  Heavy sour                      5.0            6.0           -     11.0           -           2.0           -      2.0
  Contract (heavy sour)         122.0          110.0           -    232.0       112.0         130.0           -    242.0
                                -----          -----       -----    -----       -----         -----        ----    -----
    Total crude oil             311.0          158.0       158.0    627.0       321.0         156.0        25.0    502.0
Unfinished feedstocks            55.0           62.0        14.0    131.0         9.0          69.0        41.0    119.0
                                -----          -----       -----    -----       -----         -----        ----    -----
    Total feedstocks            366.0          220.0       172.0    758.0       330.0         225.0        66.0    621.0
                                =====          =====       =====    =====       =====         =====        ====    =====
Rated crude capacity at
  period end                    320.0          157.0       167.0    644.0       320.0         157.0        67.0    644.0

Utilization of rated
  crude capacity                   97%           101%         95%      97%        100%           99%         15%      78%

PRODUCTION:

Light products
  Gasoline                      183.0           95.0        92.0    370.0       166.0         100.0        47.0    313.0
  Jet fuel                       67.0              -         1.0     68.0        76.0             -           -     76.0
  Diesel fuel                    54.0           62.0        41.0    157.0        49.0          60.0           -    109.0
                                -----          -----       -----    -----       -----         -----        ----    -----
    Total light products        304.0          157.0       134.0    595.0       291.0         160.0        47.0    498.0
  Petrochemicals and
    industrial products          76.0           63.0        39.0    178.0        51.0          65.0        17.0    133.0
                                -----          -----       -----    -----       -----         -----        ----    -----
    Total production            380.0          220.0       173.0    773.0       342.0         225.0        64.0    631.0
                                -----          -----       -----    -----       -----         -----        ----    -----
